EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

SYNTELLECT INC.

AMELIA ACQUISITION CORPORATION

and

APROPOS TECHNOLOGY, INC.

Dated as of September 26, 2005

Section 3.7	Financial Statements; No Undisclosed Liabilities; Internal and Disclosure Controls 12

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(continued)

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB 31

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(continued)

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(continued)

Page

Section 8.6	Counterparts	52
Section 8.7	Entire Agreement; No Third Party Beneficiaries	52
Section 8.8	Severability	52
Section 8.9	Specific Performance	52
Section 8.10	GOVERNING LAW	53
Section 8.11	Assignment	53
Section 8.12	Consent to Jurisdiction; Waiver of Jury Trial	53

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of September 26, 2005, by and among SYNTELLECT INC., a Delaware corporation (“Parent”), AMELIA ACQUISITION CORPORATION, an Illinois corporation and a wholly-owned subsidiary of Parent (“Sub”), and APROPOS TECHNOLOGY, INC., an Illinois corporation (the “Company”).

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that the Merger, including the consideration to be paid for each outstanding share (collectively, the “Shares”) of Common Stock, par value $.01 per share, of the Company (the “Company Common Stock”) in the Merger is fair to, advisable and in the best interests of the Company and its shareholders, (ii) adopted and approved this Agreement and the Merger and (iii) resolved to recommend approval of this Agreement and the Merger by such shareholders;

WHEREAS, the Boards of Directors of each of Parent and Sub has unanimously approved the Merger and authorized Parent and Sub, respectively, to enter into the Merger Agreement, and Parent, in its capacity as the sole shareholder of Sub, has approved the Merger;

WHEREAS, as a condition and inducement to Parent’s and Sub’s entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent and Sub are entering into a Voting Agreement (the “Voting Agreement”) with each Person identified in Section 1 of the Company Disclosure Schedule (each, a “Shareholder”) pursuant to which, among other things, each Shareholder has agreed to vote the shares of Company Common Stock then owned by such Shareholder in favor of the approval of this Agreement and the Merger; and

WHEREAS, the Board of Directors of the Company has approved in advance the transactions contemplated by this Agreement and the Voting Agreement for purposes of the provisions of the Illinois Business Corporations Act of 1983, as amended (the “IBCA”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

Section 1.1        The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the IBCA, at the Effective Time, Sub shall be merged with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 1.2        Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date (the “Closing Date”) which shall be the second business day after satisfaction or waiver of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, NY 10019 or at such other time, date or place as agreed by the parties hereto.

Section 1.3       Effective Time. Upon the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Illinois, in such form as required by, and executed in accordance with the relevant provisions of, the IBCA. The date and time of the filing of the Articles of Merger with the Secretary of State of the State of Illinois (or such later time as shall be agreed to by the parties hereto and specified in the Articles of Merger) will be the “Effective Time.”

Section 1.4        Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the IBCA, including those described in Section 5/11.50. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities, and franchises, as of a public or a private nature, of each of the Company and Sub; and all property, real, personal, and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to or due to each of the Company and Sub, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and title to any real estate, or any interest therein, vested in Company and Sub shall not revert or be in any way impaired by reason of the Merger.

Section 1.5	Articles of Incorporation; By-laws.

(a)   At the Effective Time and without any further action on the part of the Company or Sub, the articles of incorporation of Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the IBCA; provided, however, that the name of the Surviving Corporation shall be Apropos Technology, Inc.

(b)   At the Effective Time and without any further action on the part of the Company or Sub, the by-laws of Sub, as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the articles of incorporation of the Surviving Corporation and as provided by Law.

Section 1.6      Directors and Officers. The directors and officers of Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

ARTICLE 2

CONVERSION OF SHARES; SHAREHOLDERS MEETING

Section 2.1        Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the following securities:

(a)   Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b), Shares owned by Sub or any other wholly-owned Subsidiary of Parent or of the Company which shall remain outstanding and any Dissenting Shares) shall be cancelled, extinguished and converted automatically into the right to receive an amount equal to $2.76 per share in cash (the “Merger Consideration”) payable to the holder thereof, without interest, upon surrender of the certificate that prior to the Merger represented such Share in the manner provided in Section 2.4, less any required withholding taxes.

(b)   Each Share held in the treasury of the Company and each Share owned by Parent immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)   Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

(d)   If after the date hereof and on or prior to the Effective Time the outstanding Shares shall be changed by reason of any exercise of warrants, reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or any similar event shall occur, the Merger Consideration shall be appropriately adjusted. No adjustment shall be required for the exercise of any Company Stock Options outstanding on the date hereof to the extent such options are disclosed in Section 3.2(a)(ii) of the Company Disclosure Schedule.

Section 2.2	Treatment of Company Stock Options.

(a)   At the Effective Time, each then outstanding option to purchase Shares (collectively, the “Company Stock Options”), granted pursuant to the Company’s 1995 Stock Option Plan and its 2000 Omnibus Incentive Plan (collectively, the “Company Stock Plan”) whether or not then vested or exercisable, shall be cancelled by the Company, and each holder of a cancelled Company Stock Option shall be entitled to receive in consideration for the cancellation of such Company Stock Option an amount in cash equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to cancellation and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to cancellation.

(b)   Except as provided herein or as otherwise agreed to by the parties, all stock incentive plans and any other plan, program or arrangement providing for the issuance, purchase or grant of any interest in respect of the Shares, including the Company Stock Plan and the Company ESPP, shall terminate as of the Effective Time, and the Company shall, prior to the Effective Time, ensure that following the Effective Time no holder of any Company Stock Option, Company Warrant or any other equity-based right shall have any right to acquire equity securities, or consideration other than described in Section 2.2(a) above, of the Company or the Surviving Corporation.

Section 2.3       Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted in favor of the Merger and who shall have delivered a written demand for payment of such shares of Company Common Stock in the time and manner provided in Section 805 ILCS 5/11.70 and shall not have failed to perfect or shall not have effectively withdrawn or lost his, her or its rights to dissent and payment under the IBCA (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but shall be entitled to receive the fair value of their Shares as shall be determined pursuant to Section 805 ILCS 5/11.70; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to dissent and payment under the IBCA, such holder’s Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration set forth in Section 2.1(a) of this Agreement, without any interest thereon, less any required withholding taxes. The Company shall give Parent (a) prompt written notice of any demands for payment pursuant to Section 805 ILCS 5/11.70 received by the Company, withdrawals of such demands, and any other instruments served pursuant to the IBCA and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the IBCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.

Section 2.4	Surrender of Shares; Stock Transfer Books.

(a)   Prior to the Effective Time, Sub shall designate a bank or trust company (which shall be reasonably satisfactory to the Company) to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.1(a). When and as needed, Parent or the Surviving Corporation will make, or will cause to be made, available to the Paying Agent sufficient funds to make all payments pursuant to Section 2.4(b). Such funds may be invested by the Paying Agent as directed by Parent or Sub or, after the Effective Time, the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A--1 or P--1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services, respectively, or in deposit accounts, certificates of deposit, bank repurchase or reverse repurchase agreements or banker’s acceptances of, or Eurodollar time deposits purchased from, commercial banks with capital exceeding $250 million (based on the most recent financial statements of such bank which are then publicly available at the United States Securities and Exchange Commission (“SEC”) or otherwise). Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b)   As soon as practicable after the Effective Time (but in no event more than 10 business days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions not inconsistent with this Agreement as Parent and the Surviving Corporation shall reasonably specify) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and such Certificate shall then be cancelled. Until so surrendered, each Certificate will represent, from and after the Effective Time, only the right to receive the Merger Consideration in cash as contemplated by this Article II. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. As used in this Agreement, “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)).

(c)   In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration to which the holder thereof is entitled pursuant to this Article II; provided, however, that Parent or the Surviving Corporation may, as a condition precedent to such delivery, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as they may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, the Company or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(d)   At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest and other income received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable, without interest, to which such holders may be entitled pursuant to this Article II. Notwithstanding the foregoing, none of the Surviving Corporation, the Paying Agent or any party hereto shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)   At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law.

Section 2.5      Withholding Taxes. Each of the Parent and the Surviving Corporation shall be entitled to deduct and withhold (or cause the Paying Agent to deduct or withhold) from the Merger Consideration or Merger Consideration otherwise payable to a holder of Shares or Company Stock Options, as the case may be, pursuant to the Merger such amounts as are required under the Internal Revenue Code of 1986, as amended (the “Code”), or under any applicable provision of state, local or foreign Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Company Stock Options, as the case may be, in respect of which such deduction and withholding was made by Parent or the Surviving Corporation, respectively.

Section 2.6       Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Sub as follows:

Section 3.1	Organization; Subsidiaries; Charter Documents.

(a)   Organization. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it r the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

As used in this Agreement, the term “Company Material Adverse Effect” means, when used with reference to one or more events, changes, circumstances or effects, a material adverse effect on the business, operations, assets, prospects, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or on the ability of the Company to perform its obligations hereunder or that would prevent or materially delay the consummation of the transaction contemplated hereby; provided, however, that no event, change, circumstance or effect resulting from any of the following shall be considered in determining whether there has occurred a Company Material Adverse Effect: (i) changes in national or international economic or business conditions generally, any natural disaster, or the outbreak or escalation of hostilities, including acts of war or terrorism (other than any such change having a materially disproportionate impact on the Company and its Subsidiaries taken as a whole); (ii) changes in factors generally affecting the industries or markets in which the Company and its Subsidiaries operate (other than any such change having a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole); (iii) changes in any accounting rule or regulation or GAAP or any interpretation thereof; (iv) any action taken pursuant to this Agreement; (v) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement; (vi) a decline in the price of the Company’s common shares on The Nasdaq National Market; (vii) disruptions in financial, banking or securities markets generally; or (viii) changes resulting from the announcement of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(b)   Subsidiaries. Section 3.1(b) of the Company Disclosure Schedule dated the date hereof (the “Company Disclosure Schedule”) sets forth a complete list of the Company’s Subsidiaries and all other entities in which the Company owns, directly or indirectly, any shares of capital stock, equity or membership interests and such list sets forth the jurisdiction of organization, the authorized and outstanding capital stock and the beneficial ownership of each Subsidiary and other entity as of the date.

As used in this Agreement, the term “Subsidiary” means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general or managing partner (or the equivalent thereof) or (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, (or, if there are no such voting interests, 50% or more of the equity interests of which) is directly or indirectly owned or controlled by such entity or by any one or more of its Subsidiaries.

(c)   Charter Documents. The Company has delivered to Parent: (i) a true and correct copy of each of the amended and restated articles of incorporation and amended and restated by-laws of the Company, as amended to date (collectively, the “Company Charter Documents”) and (ii) true and correct copies of the articles of incorporation and by-laws, or like organizational documents, each as amended to date (collectively, “Subsidiary Charter Documents”) of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary of the Company is not in violation of its respective Subsidiary Charter Documents.

Section 3.2	Capitalization of the Company.
(a) Company Capitalization.

(i)           The authorized capital stock of the Company consists of sixty million (60,000,000) shares of Company Common Stock and five million (5,000,000) shares of preferred stock, par value $.01 per share, of the Company (the “Preferred Stock”). As of the close of business on the day immediately preceding the date of this Agreement, (A) 17,971,849 shares of Company Common Stock were issued and outstanding and no shares were held by the Company as treasury shares, (B) 589,071 shares of Company Common Stock were reserved for issuance under the Company’s Employee Stock Purchase Plan of 2000 (“Company ESPP”), (C) 2,876,988 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Stock Options granted under the Company Stock Plan, (D) 342,524 shares of Company Common Stock were reserved for issuance upon the exercise of the outstanding warrants to purchase Company Common Stock (the “Company Warrants”), (E) no shares of Preferred Stock were issued and outstanding and (F) no bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters of which shareholders of the Company may vote were issued or outstanding. All of the outstanding equity securities of the Company have been offered and issued in compliance with all applicable securities laws, including the Securities Act and “blue sky” laws.

(ii)          Section 3.2(a)(ii) of the Company Disclosure Schedule sets forth a summary, as of the close of business on the day immediately preceding the date of this Agreement, of the number of outstanding Company Stock Options and Company Warrants and the following information with respect thereto: (A) the number of shares of Company Common Stock subject thereto; (B) the date of grant; (C) the expiration date; and (D) the exercise price thereof. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive or other similar rights.

(iii)        Except as set forth above and as contemplated by this Agreement, there are no outstanding (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (C) options, warrants, restricted stock, restricted stock units, or other rights to acquire from the Company, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock or voting securities of the Company obligating the Company to issue, register, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, restricted stock units, subscription or other right, convertible security, agreement, arrangement or commitment or (D) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (the items in clauses (A), (B), (C) and (D) being referred to collectively as the “Company Securities”).

(iv)         None of the Company or its Subsidiaries has any obligation, commitments or arrangements to redeem, repurchase or otherwise acquire any of the Company Securities or any of the Company Subsidiary Securities (as hereinafter defined), including as a result of the transactions contemplated by this Agreement or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or other Person. Except as set forth in Section 3.2(a)(iv) of the Company Disclosure Schedule, there are no voting trusts or registration rights or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or disposition of the capital stock of the Company or any of its Subsidiaries.

(v)          The Company does not have a “Shareholder Rights Plan” or similar arrangement.

(b)   Subsidiary Capitalization. All outstanding shares of capital stock or other interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of, and are not subject to any preemptive or other similar rights. All of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any liens, charges, security interests, options, claims, pledges, licenses, limitations in voting rights or other encumbrances of any nature whatsoever (collectively, “Liens”). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, or (ii) options, warrants, restricted stock, restricted stock units or other rights to acquire from the Company or any of its Subsidiaries, and no other obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any capital stock, voting securities or ownership interests in, any Subsidiary of the Company or any equity equivalents, interests in the ownership or earnings of any Subsidiary or other similar rights (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”).

(c)   Indebtedness. Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of each Contract pursuant to which any Indebtedness of the Company or its Subsidiaries is outstanding or may be incurred in an amount in excess of $50,000, together with the amount outstanding thereunder as of the date of this Agreement. No Contract pursuant to which any Indebtedness of the Company or its Subsidiaries is outstanding or may be incurred provides for the right to vote (or is convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the shareholders of the Company or its Subsidiaries may vote.

As used in this Agreement, the term “Contract” means any written or oral agreement, contract, lease, indenture, note, option, purchase order, license, sublicense or other written or oral commitment of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

As used in this Agreement, the term “Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (ii) obligations under conditional or installment sale or other title retention Contracts relating to purchased property or services, (iii) all obligations that are required to be classified and accounted for as capital lease obligations under GAAP, together with all obligations to make termination payments under such capitalized lease obligations, (iv) all obligations evidenced by bonds, debentures, notes or other similar instruments, (v) all obligations to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) trade payables that are due or otherwise payable more than 90 days after such payables were created, (vii) all other obligations which would be required to be shown as indebtedness on a balance sheet prepared in accordance with GAAP and (viii) direct or indirect guarantees of any of the foregoing of another Person.

Section 3.3	Corporate Authorization; Board Approval.

(a)   Corporate Authorization. The Company has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action, except, with respect to the Merger, for the approval of this Agreement and the Merger by the affirmative votes of at least two-thirds of the votes of the shares entitled to vote on this Agreement and the Merger (the “Company Requisite Vote”). The Company Requisite Vote is the only vote of holders of any class or series of securities necessary to approve this Agreement and the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors rights generally from time to time in effect, and to general principles of equity, regardless whether in a proceeding at equity or at law).

(b)   Board Approval. The Board of Directors of the Company has, at a meeting duly called and held, unanimously (i) determined and declared that this Agreement and the Merger are fair to, advisable and in the best interests of the Company and its shareholders, (ii) adopted and approved this Agreement and the Merger, (iii) resolved to make the Company Recommendation, (iv) directed that this Agreement and the Merger be submitted to the Company’s shareholders for approval and (v) approved the transactions contemplated by the Voting Agreement.

Section 3.4    Governmental Approvals. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, require no action, permit, license, authorization, certification, consent, approval, concession or franchise by or in respect of, or filing with, any federal, state, or local U.S. or foreign government, court, administrative agency, commission, arbitrator or other governmental or regulatory agency or authority (a “Governmental Authority”) other than: (i) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Illinois and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (ii) the filing with the SEC of (A) a Proxy Statement and other solicitation materials relating to the Shareholders Meeting and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (iii) compliance with any applicable requirements of the Nasdaq National Market; and (iv) such other consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. No subsidiary of the Company is required to make any filings with, or obtain approval from, the SEC, the Nasdaq National Market or any Governmental Authority or stock exchange.

Section 3.5        Non Contravention. The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby will not: (i) contravene, conflict with or violate the Company Charter Documents or any Subsidiary Charter Documents; (ii) subject to obtaining the approval of this Agreement and the Merger by the Company’s shareholders as contemplated in Section 5.6 and obtaining all the consents, approvals and authorizations specified in clauses (i) through (iv) of Section 3.4, contravene or conflict with or constitute a violation of any provision of any law, statute, ordinance, rule, code, or regulation of any Governmental Authority (“Law”), or any outstanding order, writ, judgment, injunction, ruling, determination, award or decree by or with any Governmental Authority (“Order”) binding upon or applicable to the Company or its Subsidiaries or by which any of their respective properties are bound; (iii) subject to obtaining all the consents, approvals and authorizations specified in clauses (i) through (iv) of Section 3.4 and Section 3.5 of the Company Disclosure Schedule, constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries, under (A) any Contract to which the Company or any of its Subsidiaries is a party or by which any of its or their properties or assets are bound or (B) any Company Permit; or (iv) result in the creation or imposition of any Liens on any asset of the Company or any of its Subsidiaries, other than, in the case of clauses (ii), (iii) or (iv), any such contraventions, conflicts, violations, defaults, rights of termination, cancellation or acceleration or other occurrences or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6        Company SEC Documents. The Company has filed or furnished on a timely basis all reports (including exhibits and all other information incorporated by reference) and other documents and information required to be filed or furnished by it with the SEC since January 1, 2002 (collectively, the “Company SEC Documents”). None of the Company SEC Documents is the subject of any confidential treatment request by the Company. The Company SEC Documents (i) complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or the Exchange Act, as the case may be, applicable to the

Company SEC Documents each as in effect on the date so filed, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document filed and publicly available prior to the date of this Agreement (including any financial statements or other documentation incorporated by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents. No Subsidiary of the Company is required to file any form, report or other document with the SEC.

Section 3.7       Financial Statements; No Undisclosed Liabilities; Internal and Disclosure Controls.

(a)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents as of their respective dates (the “Company Financials”): (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Forms 10-Q, 8-K or any successor forms under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated. All of the Subsidiaries of the Company are consolidated for accounting purposes. The consolidated balance sheet of the Company contained in the Company SEC Documents as of June 30, 2005, is hereinafter referred to herein as the “Company Balance Sheet,” and June 30, 2005 is hereinafter referred to herein as the “Company Balance Sheet Date.”

(b)   Except as set forth in Section 3.7(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on the Company Balance Sheet, except (i) liabilities or obligations disclosed or provided for in the Company Balance Sheet or the notes thereto or Management’s Discussion and Analysis contained in the Company’s Form 10-Q for the Quarterly Period Ended June 30, 2005, filed with the SEC on August 12, 2005, and (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice.

(c)   The Company and its Subsidiaries maintain disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq National Market. The Company’s internal control and reporting systems are adequate in light of applicable law and regulation.

(d)   Since December 31, 2002, (i) neither the Company nor any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

Section 3.8      Information in Disclosure Documents. Neither the Proxy Statement to be filed with the SEC in connection with the Merger nor any amendment or supplement to the Proxy Statement, will contain at the date the Proxy Statement or any such amendment or supplement is first mailed to shareholders of the Company and at the time of the Shareholders Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on written information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will, when filed with the SEC, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.9        Absence of Certain Changes. Except as set forth in Section 3.9 of the Company Disclosure Schedule, since the Company Balance Sheet Date (i) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, (ii) there has not been any change, development, event, condition, occurrence or effect that individually or in the aggregate has had or would reasonably be expected to have (a) a Company Material Adverse Effect or (b) a material adverse impact on the ability of the Company to consummate the Merger and (iii) neither the Company nor any of its Subsidiaries has taken any action contemplated by Section 5.1.

Section 3.10    Insurance. Section 3.10 of the Company Disclosure Schedule contains a true and correct list (including the name of the insurer and insured, nature of coverage, limits, deductibles, premiums, renewal and expiration dates with respect to each type of coverage) of all material policies of insurance maintained, owned or held by or for the benefit of the Company or any of its Subsidiaries. With respect to all such policies: (i) all such policies are in full force and effect or were in full force and effect during the periods of time such insurance policies are purported to be in effect; (ii) all premiums due thereon have been paid neither the Company nor its Subsidiaries has received any notice of cancellation, termination or non-renewal of any such policy; and (iii) all appropriate insurers under such insurance policies have been notified of all potentially insurable losses and pending litigation and legal matters, and no such insurer has informed either the Company or any of its Subsidiaries of any denial of coverage or reservation of rights thereto.

Section 3.11	Real Property; Title to Assets.

(a)   Owned Real Property. Neither the Company nor any of its Subsidiaries has ever owned or currently owns any real property.

(b)   Real Property Leases. Section 3.11(b) of the Company Disclosure Schedule contains a true, correct and complete list of all leases, subleases, sub-subleases, licenses and other agreements under which the Company or any of its Subsidiaries, leases, subleases or occupies (whether as landlord, tenant, subtenant other occupancy arrangement) (the “Real Property Leases”). Each Real Property Lease constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable against the Company or its Subsidiaries, as applicable, in accordance with its terms, and is in full force and effect. With respect to each Real Property Lease (i) there is no default or event which, with notice or lapse of time or both, would constitute a default on the part of Company or its Subsidiaries, or, to the knowledge of the Company any other party thereto and (ii) except as set forth on the Section 3.11(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, as applicable, has assigned, sublet or transferred its leasehold interest. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each Real Property Lease free and clear of all Liens, except (i) as disclosed on Section 3.11(b) of the Company Disclosure Schedule, (ii) Liens for Taxes and general and special assessments not in default and payable without penalty or interest or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside on the Company’s books, and (iii) other liens which do not materially interfere with the Company’s or any of its Subsidiaries’ use and enjoyment of such Real Property Lease or with the conduct of the business of the Company and its Subsidiaries. None of the Real Property Leases contain any provision that would impose upon the lessee any material cost or expense upon the expiration or sooner termination of such Real Property Lease, including any provision requiring (x) the refund of any tenant improvement allowance or rent abatement or (y) the payment of any penalty or liquidated damages (other than customary provisions requiring the payment of all rent reserved upon the occurrence of an event of default by the lessee and resulting termination of the Real Property Lease by the lessor). For purposes of this Agreement, “knowledge of the Company,” “Company’s knowledge” or similar “knowledge” qualifiers mean the actual knowledge of the individuals listed on Section 3.11(b) of the Company Disclosure Schedule.

(c)   Personal Property. The Company and its Subsidiaries own or lease all furniture, fixtures, equipment, operating supplies and other personal property (the “Personal Property”) necessary to carry on their businesses as now being conducted, subject to no Liens that individually or in the aggregate have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.12	Company Intellectual Property.

(a)   Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of all of the (i) issued, registered, renewed or the subject of a pending application (“Registered”) and material unregistered Intellectual Property owned by the Company or any of its Subsidiaries (“Owned Intellectual Property”) (each identified as a Patent, Trademark or Copyright as the case may be) and (ii) all third party Intellectual Property to which the Company is licensed including to incorporate in its Products or to maintain and support its Products (“Licensed Intellectual Property”).

As used in this Agreement, the term “Intellectual Property” means all the United States and foreign intellectual property and other proprietary rights, arising under statutory, common, or other law and whether or not perfected, owned by or licensed to the Company or its Subsidiaries, including (a) registered and unregistered trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, industrial designs, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including all extensions, modifications and renewals of same (collectively, “Trademarks”); (b) patents, patent applications, patent disclosures and inventions and discoveries which may be patentable and improvements thereto, industrial designs, invention disclosures, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom and like statutory rights related to the foregoing (collectively, “Patents”); (c) know-how or other trade secrets, whether or not reduced to practice, including processes, schematics, databases, formulae, drawings, prototypes, models and designs (collectively, “Trade Secrets”); (d) published and unpublished works of authorship (including computer software and databases) whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (e) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source or object code form, user interfaces, databases and compilations, including any and all data and collections of data, and all manuals and other specifications and documentation and all know-how relating thereto (including all computer programs, object code, source code, user interface, databases and documentation) (collectively, “Computer Software”).

(b)   To the Company’s knowledge, the Company and its Subsidiaries either own or have valid and legally enforceable rights to use, as currently used, all Owned Intellectual Property and Licensed Intellectual Property. Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, no Owned Intellectual Property or Licensed Intellectual Property (i) is or has been adjudicated invalid or unenforceable (and all such Owned Intellectual Property and Licensed Intellectual Property subsists in full force and effect), (ii) is subject to any outstanding order, judgment or decree restricting its use or adversely affecting the Company’s or its Subsidiaries’ rights thereto, or (iii) has been abandoned, cancelled or expired.

(c)   The Company and its Subsidiaries own or have the right to use all Intellectual Property used in the business of the Company and its Subsidiaries. The Company or its Subsidiaries are the sole and exclusive owner of all right, title and interest in and to the Owned Intellectual Property, and all rights in and to the Owned Intellectual Property are free of all Liens (other than Permitted Liens) and are fully assignable. The Owned Intellectual Property and Licensed Intellectual Property is sufficient to operate the business of the Company as currently or contemplated to be conducted. No Person other than the Company has any right to receive a royalty or similar payment with respect to, any of the Owned Intellectual Property.

(d)   Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, to the knowledge of the Company (i) the use by the Company or its Subsidiaries of each of the Owned Intellectual Property and Licensed Intellectual Property and the operations of the Company’s and its Subsidiaries’ respective businesses as currently operated do not infringe upon the rights of any other person, (ii) the Owned Intellectual Property and Licensed Intellectual Property are not being infringed upon by any other person or its property and (iii) there has been no unauthorized use by, disclosure to or by or infringement, misappropriation or other violation of any of the Owned Intellectual Property by any third party and/or any current or former officer, employee, independent contractor, consultant or any other agent of the Company or its Subsidiaries. The Company has not received any claim, any cease and desist or equivalent letter or any other notice of any allegation that any of the Owned Intellectual Property, or any operations of the Company’s or any of its Subsidiaries’ businesses as currently operated, infringes upon, misappropriates or otherwise violates the rights of any third parties. None of the Owned Intellectual Property, and none of the operations of the Company’s or any of its Subsidiaries’ businesses as currently operated, are the subject of any action, suit, investigation, claim, charge or proceeding, and no action or proceeding, whether judicial, administrative or otherwise (each, an “Action”), and, to the Company’s knowledge, no such action is pending or threatened. To the knowledge of the Company, no claim has been threatened or asserted against the Company or the Subsidiaries or any of their indemnitees under a Customer Agreement alleging a violation of any Intellectual Property rights of any Person within the last two years.

(e)   Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, the Company is not a party to any agreements, including license agreements, under which the Company has obtained or is the beneficiary of any ownership of, or license right to use, any of the Licensed Intellectual Property. The Company is not a party to any agreements, including license agreements, development agreements and joint venture agreements pursuant to which a third party is authorized to use or has obtained any ownership rights in any of the Owned Intellectual Property or Licensed Intellectual Property. No Action is pending relating to any agreement between the Company and a customer of the Company with respect to a Product (“Customer Agreement”) or agreements concerning the Licensed Intellectual Property (“Licensed Intellectual Property Agreement”), including any Action alleging that the Company or the Subsidiaries or another person has breached any Customer Agreement or Licensed Intellectual Property Agreement or that any such agreement is invalid or unenforceable. No such Action has, to the Company’s knowledge, been threatened or asserted within the last two years. The Company and the Subsidiaries are in compliance in all material respects with the terms of all Customer Agreements and Licensed Intellectual Property Agreements. To the Company’s knowledge, there exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a breach or default by the Company or the Subsidiaries or the other party under any Customer Agreement or Licensed Intellectual Property Agreement. Since the Company Balance Sheet Date, no party to any Customer Agreement or Licensed Intellectual Property Agreement has given the Company or the Subsidiaries (i) written notice of its intention to cancel or terminate any Customer Agreement or Licensed Intellectual Property Agreement or (ii) written notice that it will not renew any Customer Agreement or Licensed Intellectual Property Agreement. The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any Person the right to terminate or modify, any Customer Agreement or Licensed Intellectual Property Agreement, or otherwise give rise to any right, obligation or limitation with respect to any Customer Agreement or Licensed Intellectual Property Agreement, including any right to cause the release, or obligation to release, any Computer Software, whether in source or object code form.

As used in this Agreement, the term “Products” means the Computer Software products marketed, sold, licensed, supported, serviced or maintained by the Company or its Subsidiaries, together with the inventory of the Products, the Ancillary Product Materials and any and all such Computer Software related to, comprising or constituting such products, and all supplements, modifications, updates, corrections and enhancements to past and current versions of such products and shipping versions of such products, in existence as of the date hereof, and versions of such products currently under development; and any and all English and foreign language versions of current and past versions of such products, shipping versions of such products and versions of such products currently under development, in each case, to the extent applicable, including the source code and object code versions of such Computer Software; and all Documentation relating thereto; and any and all back-up tapes and archival tapes relating to the foregoing.

As used in this Agreement, the term “Ancillary Product Materials” means all Documentation used or distributed by the Company concerning the Products, including customer support materials such as support training materials, support bulletins, and any and all data contained in the customer support organization computer system of the Company; and marketing materials relating to the Products, including Product data sheets, performance benchmark reports, customer training materials, sales training materials and sales presentation materials.

As used in this Agreement, the term “Documentation” means all documentation (including data entry and data processing procedures, report generation and quality control procedures), logic and designs for all programs, algorithms, edit controls, methodologies, flow charts and file layouts and written narratives of all procedures used in the coding, operation or maintenance of and customer support with respect to a Product.

(f)    No Action is pending, or to the Company’s knowledge has been threatened or asserted within the last two years, concerning the Owned Intellectual Property, including any Action alleging that the Owned Intellectual Property is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the Company or its Subsidiaries.

(g)   No Action is pending against the Company or any of its Subsidiaries concerning the Licensed Intellectual Property, including any Action concerning a claim that the Licensed Intellectual Property has been violated or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the licensor of such Intellectual Property. Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, no Action is pending concerning the right of the Company or its Subsidiaries to use the Licensed Intellectual Property, including any Action concerning a claim or position that such right has been violated or is invalid, unenforceable, not owned or not owned exclusively by the Company or its Subsidiaries. Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, no such claims have been threatened or asserted within the last two years.

(h)   The Company has no knowledge that any Person is violating any Owned Intellectual Property or any material Licensed Intellectual Property.

(i)    The Company and the Subsidiaries have timely made all filings, recordations, and payments with the appropriate foreign and domestic agencies required to maintain in subsistence all Owned Intellectual Property and reflecting the Company or a Subsidiary as the owner thereof. Except as set forth in Section 3.12(i) of the Company Disclosure Schedule, no due dates for filings or payments concerning the Owned Intellectual Property (including office action responses, affidavits of use, affidavits of continuing use, renewals, requests for extension of time, maintenance fees, application fees and foreign convention priority filings) will fall due within ninety (90) days of the Closing Date, whether or not such due dates are extendable. The Company and its Subsidiaries are in compliance with the applicable rules and regulations of such agencies with respect to Owned Intellectual Property. All documentation necessary to confirm and effect the Company’s and its Subsidiaries’ ownership of Owned Intellectual Property, if acquired from other Persons, has been recorded in the United States Patent and Trademark Office, the United States Copyright Office and other official offices, as appropriate.

(j)    The Company and the Subsidiaries have taken all commercially reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets used in their businesses (including entering into confidentiality agreements with all current employees and other Persons who have access to information relating to the development of the Company’s Products.

(k)   To the Company’s knowledge, no current Company employee or Subsidiary employee is a party to any confidentiality agreement and/or agreement not to compete that forbids the activity that such employee was hired to perform or otherwise performs on behalf of or in connection with such employee’s employment by the Company or a Subsidiary.

(l)    (i) All works of authorship, including the computer software, documentation, software design, technical and functional specifications, and all other materials subject to copyright protection, and included in the Owned Intellectual Property, are original and were either created by employees of the Company within the scope of their employment or all right, title and interest in and to such works of authorship have been legally and fully assigned and transferred to the Company, (ii) all rights in all inventions and discoveries made, developed or conceived by any employee or independent contractor of the Company, during the course of their employment (or other retention) by the Company and relating to or included in the Owned Intellectual Property or made, written, developed or conceived with the use or assistance of the Company’s facilities or resources, or which are the subject of one or more issued letters patent or applications for letters patent and which relate to or are included in the Owned Intellectual Property, have been assigned in writing to the Company, and (iii) all employees of the Company have signed documents confirming that each of them will assign to the Company all intellectual property rights, to the extent that ownership of any such intellectual property rights, to the extent that ownership of any such intellectual property rights does not vest in the Company by operation of law, made, written, developed or conceived by them during the course of their employment (or other retention) by the Company or made, written, developed or conceived with the use or assistance of the Company’s facilities or resources.

Section 3.13     Litigation. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there is no Action pending against, or to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any of their respective assets, properties or rights. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there exist no Contracts with any of the directors and officers of the Company or its Subsidiaries that provide for indemnification by the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order.

Section 3.14    Taxes. Except as set forth in Section 3.14 of the Company Disclosure Schedule:

(a)   The Company and each of its Subsidiaries has timely filed (or has had timely filed on its behalf, taking into account all applicable extensions) all material Tax Returns required by applicable Law to be filed by it. All such Tax Returns are correct and complete in all material respects and correctly and accurately set forth the amount of any Taxes relating to the applicable period. The Company and each of its Subsidiaries has timely paid (or has had timely paid on its behalf) all Taxes shown whether or not as due and owing on any Tax Return) and has established an adequate reserve for the payment of all Taxes not yet due and owing in the Company Financials in accordance with GAAP. Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all Tax Returns last filed by the Company or its Subsidiaries, and the jurisdictions where so filed.

As used in this Agreement, the term “Taxes” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or Personal Property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, employment, severance, stamp, occupation, premium, environmental, custom duties, disability, registration, alternative or add-on minimum, estimated, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by any Taxing Authority and any interest or penalties or additional amounts, if any, attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments whether or not disputed.

As used in this Agreement, the term “Taxing Authority” means the Internal Revenue Service or any other taxing authority, whether domestic or foreign, including any state, county, local or foreign government or any subdivision or taxing agency thereof. As used in this Agreement, the term “Tax Return” means any report, return, document, claim for refund, declaration or other filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

(b)   The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)   There is no material audit, action, proceeding or assessment pending or threatened by any Taxing Authority against the Company or its Subsidiaries. No written claim has been made during the most recent six years by any Taxing Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d)   Neither the Company nor its Subsidiaries is a party to, is bound by or has any obligation under any tax allocation, tax sharing, tax indemnity or similar agreement with respect to Taxes.

(e)   There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith) upon any of the assets of the Company or any of its Subsidiaries.

(f)    Neither the Company nor any of its Subsidiaries (i) has ever been a member of an “affiliated group” (as defined in Section 1504(a) of the Code) (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise.

(g)   Neither the Company nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(h)   Neither the Company nor any of its Subsidiaries has distributed stock of another entity, or had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(i)    Neither the Company nor any of its Subsidiaries is required to make any payments in connection with transactions or events contemplated by this Agreement or is a party to an agreement that would require it to make any payments that would not be fully deductible by reason of Section 162(m) of the Code.

(j)    Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax deficiency.

(k)   Neither the Company nor any Subsidiary has (i) participated in a listed transaction, confidential transaction or transaction with contractual protection, in each case as defined under Treasury Regulation Section 1.6011-4, or (ii) filed a disclosure statement regarding a reportable transaction (as defined in such regulation) in which the Company or any Subsidiary has participated.

Section 3.15	Employee Benefit Plans.

(a)   There are no benefit plans, arrangements, practices, contracts or agreements (including employment agreements, change of control employment agreements and severance agreements or plans, incentive compensation, bonus, stock option, restricted stock, stock appreciation rights and stock purchase plans) of any type (including any plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), contributed to or maintained by the Company, any of its Subsidiaries or any trade or business, whether or not incorporated, that together with the Company would be deemed a “controlled group” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA (an “ERISA Affiliate”), for the benefit of any current or former director, officer, employee or independent contractor of the Company or any ERISA Affiliate (collectively, “Business Employees”) or with respect to which the Company or any of its Subsidiaries has or may have a liability, other than those listed on Section 3.15(a) of the Company Disclosure Schedule (the “Benefit Plans”). Except as disclosed in Section 3.15(a) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has adopted or announced any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would materially increase the liability of the Company or any ERISA Affiliate to any Business Employee.

(b)   With respect to each Benefit Plan (other than any Foreign Benefit Plan (as defined in Paragraph (h) below), (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, such plan has received, or an application is pending for, a determination letter from the Internal Revenue Service that such plan so qualifies, and its trust is exempt from taxation under section 501(a) of the Code and the Company knows of no event that would have an adverse effect on such qualification (or that would cause such plan not to receive such a favorable determination letter); (ii) such plan has been established, operated and administered in all material respects in accordance with its terms and applicable Law and the Company has not received any claim or notice that any such plan is not in compliance with its terms, ERISA or the Code; (iii) no breaches of fiduciary duty have occurred; (iv) other than routine claims for benefits, no proceedings, investigations, claims or disputes are pending, or, to the knowledge of the Company, threatened; (v) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred; (vi) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full; (vii) no such plan has incurred or will incur any “accumulated funding deficiency,” as such term is defined in Section 412 of the Code, whether or not waived; (viii) no plan is a “defined benefit plan,” as such term is defined in Section 3(35) of ERISA, or is covered by Title IV of ERISA or a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and (ix) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation (or any successor entity thereto) (the “PBGC”), the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including any routine requests for information from the Internal Revenue Service, the Department of Labor or the PBGC); provided, however, that all of the foregoing representations shall be deemed to be true so long as the liability which could reasonably be expected to arise thereunder, without regard to this proviso (when aggregated with all such other liabilities thereunder, disregarding this proviso) could not result in liability that would have a Company Material Adverse Effect.

(c)   Neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA since the effective date of ERISA that has not been satisfied in full (including Sections 4063, 4064 and 4069 of ERISA) that individually or in the aggregate has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d)   Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not entitle any Business Employee to severance pay or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any Benefit Plan (other than a Foreign Benefit Plan) or otherwise limit or restrict the right of the Company or the Surviving Corporation to merge, amend or terminate any of the Benefit Plans (other than Foreign Benefit Plans). No amount that could be received (whether in cash or property or the vesting of property, benefits or other rights) as a result of the consummation of the transactions contemplated by this Agreement, by any current or former employee, officer or director of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Business Employee has any right to any payment, award or benefit under any Benefit Plan that could give rise to the imposition of any tax on the Business Employee under Section 409A of the Code.

(e)   Section 3.15(e)-1 of the Company Disclosure Schedule sets forth a list of all severance, employment or change of control agreements, plans, policies or programs covering Business Employees which provide for the payment of severance or otherwise provide for the payment, vesting, or acceleration of benefits in connection with a termination of employment or as otherwise may be payable in connection with the transaction contemplated hereby (the “Severance Arrangements”). Section 3.15(e)-2 of the Company Disclosure Schedule sets forth a true, accurate and complete list of all Business Employees and, with respect to each such employee, (i) the date of hire by the Company or any of its Subsidiaries, (ii) current base salary (annualized), (iii) any bonus to which such employee is entitled (annualized), (iv) the amount of any payments payable to, or benefits provided to, such Business Employee pursuant to the terms of the Severance Arrangements and (v) any accrued and unused vacation.

(f)    With respect to any Benefit Plan intended to qualify under Sections 401(a) and 401(k) of the Code, (i) neither the Company nor any of its Subsidiaries is required to make employer matching or profit sharing contributions on behalf of any participants thereunder and (ii) no written or oral representations have been made to any participant promising or guaranteeing any such employer matching or profit sharing contribution thereunder.

(g)   As of the date of this Agreement, no Business Employees are on leave of absence or short- or long-term disability and there are no claims, liabilities or obligations arising under any worker’s compensation laws (or other similar laws).

(h)   Section 3.15(h) of the Company Disclosure Schedule lists the immigration and/or visa status of all Business Employees located in the United States (other than with respect to United States citizens).

(i)    To the Company’s knowledge, each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Benefit Plans) is properly so characterized.

(j)    None of the Benefit Plans (other than Foreign Benefit Plans) provide for post retirement or other post employment welfare benefits (other than those required to be provided under Section 4980B of the Code) to be provided to any Business Employee now or in the future.

(k)   With respect to each Benefit Plan (x) maintained outside the jurisdiction of the United States, or (y) that covers any employee residing or working outside the United States (each, a “Foreign Benefit Plan”), (i) each Foreign Benefit Plan has been established, maintained and administered in material compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality; (ii) each Foreign Benefit Plan that is required to be funded is fully funded, and with respect to each other Foreign Benefit Plan, adequate reserves therefore have been established on the financial statements of the applicable Company or Subsidiary entity; and (iii) no liability or obligation of the Company or its Subsidiaries exists with respect to each such Foreign Benefit Plan which individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.16	Compliance with Laws; Permits.

(a)   Compliance with Laws. Except for such violations and failures to comply that individually or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (A) the Company and each of its Subsidiaries has conducted its business in, and is in compliance with all Orders and Laws and (B) no notice, Action or assertion has been received by the Company or any of its Subsidiaries or, to the knowledge of the Company, has been filed, or threatened against the Company or any of its Subsidiaries alleging any violation of any Law applicable to them or by which their respective properties are bound or affected.

(b)   Company Permits. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses except where the failure to hold the same individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect (collectively, the “Company Permits”). The Company and its Subsidiaries are in compliance in all material respects with the terms of all Company Permits. Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that the Company or any of its Subsidiaries is or may become a party to or subject to any proceeding seeking to revoke, suspend or otherwise limit any such Company Permit.

Section 3.17   Environmental Matters. Except as individually or in the aggregate has not had, and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with any and all applicable permits required by Environmental Laws; (ii) there are no claims, notices, orders or proceedings from any person, including any Governmental Authority, pending or to the Company’s knowledge threatened by any Person against, the Company or any of its Subsidiaries alleging a violation of Environmental Laws or Environmental Liabilities; (iii) no Hazardous Substance has been discharged, disposed of, arranged to be disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted, released or threatened to be released at, on, under or from any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries, and (iv) there are no current conditions that would reasonably be expected to interfere with or prevent continued compliance by the Company or any of its Subsidiaries with Environmental Laws.

As used in this Agreement, the term “Environmental Laws” means any and all federal, state, local and foreign Law, Order or any agreement with any Governmental Authority, relating to the protection, restoration or investigation of human health and safety, the environment or natural resources or the handling, use, storage, transport, disposal, release or threatened release of any Hazardous Substances.

As used in this Agreement, the term “Environmental Liabilities” means any and all liabilities or obligations of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to matters covered by Environmental Laws and (ii) arise from or relate to actions occurring or conditions existing on or prior to the Closing Date.

As used in this Agreement, the term “Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by products and other hydrocarbons, or any substance, waste or material regulated under any Environmental Laws.

Section 3.18     Company Material Contracts. All Company Material Contracts are legal, valid and binding and in full force and effect, except to the extent they have previously expired in accordance with their terms and are enforceable by the Company and its Subsidiaries in accordance with their respective terms. The Company and its Subsidiaries have performed in all material respects all of the obligations required to be performed by them under the Company Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any of the Company Material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any communication from any party to a Company Material Contract or on behalf of any such party that either the Company or its Subsidiaries is in default under a Company Material Contract or such party intends to cancel, terminate or fail or renew such Company Material Contract. No Company Material Contract contains any conditions requiring the Company or any of its Subsidiaries to return any deposits or payments received on account. Except as set forth in Section 3.18 of the Company Disclosure Schedule, no Company Material Contract contains any penalty provisions, refund rights or similar provisions. No Company Material Contract requires the Company or any of its Subsidiaries to incur costs and expenses to complete such Contract in excess of the total outstanding amounts that remain payable as of the Closing Date by the customer under the terms of such Contract. Section 3.18(a) of the Company Disclosure Schedule contains a complete and correct list of all the Company Material Contracts (by category as identified below), except to the extent disclosed in Section 3.26 of the Company

Disclosure Schedule. No additional consideration will become due or payable under any Company Contract as a result of this Agreement or the Merger.

(a)	As used in this Agreement, the term “Company Material Contract” means:

(i)           any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S K of the SEC) with respect to the Company and its Subsidiaries;

(ii)          any Contract (other than a Contract described in one of the other provisions of this definition without regard to any percentage or numerical limitation contained therein) that will or could involve expenditures by the Company or any of its Subsidiaries in excess of $50,000 at any time after June 30, 2005;

(iii)         any Contract that contains any restriction on the ability of the Company or any of its Subsidiaries to compete (in any line of business) or to sell or otherwise provide any products or services generally (or to any Person specifically) or in any market segment or any geographic area or to purchase or otherwise obtain products or services from any Person or limit the ability of any Person to sell or otherwise provide products or services to the Company or any of its Subsidiaries or that would obligate the Company or any of its Subsidiaries or affiliates to provide its services or products to a counterparty on terms at least as favorable to such counterparty as, or otherwise by comparison to, those which are offered to any other counterparty;

(iv)         any Contract or arrangement (other than between or among the Company or any direct or indirect wholly-owned Subsidiaries of the Company) under which the Company or any of its Subsidiaries has (i) incurred any indebtedness for borrowed money that is currently outstanding or (ii) given any guarantee in respect of indebtedness for borrowed money, in each case having an aggregate principal amount in excess of $30,000;

(v)          (A) any Contract with each of the top 25 customers listed in Section 3.18(a)(v)(A) of the Company Disclosure Schedule, determined on the basis of the amount of license fees received by the Company or any Subsidiary from each customer from January 1, 2003 through June 30, 2005, (B) any Contract with each of the top 25 customers listed in Section 3.18(a)(v)(B) of the Company Disclosure Schedule, determined on the basis of support fees received by the Company or any Subsidiary during the twelve months ended June 30, 2005, and (C) any Contract with each customer to which the Company or any Subsidiary provides annual maintenance during any annual contract period at an effective rate of less than 10% of the list price of the software for which the software maintenance is provided per annual contract period (based on the license component of the original contract with such customer) for end users and 5% for original equipment manufacturers or customers of retail vendors;

(vi)         any “single source” supply Contract of the Company or any Subsidiary of the Company;

(vii)       any material Contract for any development, marketing, resale, distribution, sales representative or similar arrangement relating to any product or service;

(viii)      any Contract or license, including any applicable open source license, pursuant to which the Company or any of its Subsidiaries obtains any right in, under or to any Owned or Licensed Intellectual Property that are necessary for the marketing, distribution or sale of any of its products or pursuant to which the Company or any of its Subsidiaries has granted exclusive rights to any Owned Intellectual Property;

(ix)         any Contract granting a third party any license to any Owned Intellectual Property other than in the ordinary course of business consistent with past practice;

(x)          any Contract or open source license pursuant to which the Company or any of its Subsidiaries has been granted by a third party any license to any material Intellectual Property;

(xi)         any Contract (A) providing for any license or franchise granted by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any third party with access to source code or to provide for such source code to be put in escrow or (B) containing a provision having the effect of providing that the consummation of any of the transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will require that a third party be provided with access to source code or that any such source code be released from escrow and provided to any third party;

(xii)       any partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party;

(xiii)      any Contract which is reasonably likely to prohibit or materially delay the consummation of the transactions contemplated by this Agreement.

(xiv)      any Contract not covered in this Section 3.18(a) that was entered into by the Company or any of its Subsidiaries outside the ordinary course of business or that, if terminated, would reasonably be expected to result in a Company Material Adverse Effect;

(xv)        any agreement relating to the acquisition or disposition of a material portion of the Company’s or any of its Subsidiaries’ assets or granting to any Person a right of first refusal, first offer or other right to purchase any of the Purchased Assets or any other material assets of the Company or any of its Subsidiaries;

(xvi)      any employment, deferred compensation, severance, bonus, retirement, other benefit or other similar agreement or plan; and

(xvii)	all Contracts with respect to the Company Warrants.

(b)   Each current and former employee of the Company or its Subsidiaries, as applicable, has entered into the Company’s standard form of Noncompetition and Nondisclosure Agreement. To the Company’s knowledge, no such employee is in breach or default thereunder.

Section 3.19     Advisors’ Fees. Except for Broadview International, a Division of Jeffries & Company, Inc. (“Broadview”), no investment banker, broker, finder, other intermediary or other Person is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

Section 3.20     Opinion of Financial Advisor. The Company has received the opinion of Broadview to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of shares of Company Common Stock in connection with the Merger is fair to such holders from a financial point of view.

Section 3.21     Takeover Statutes. To the Company’s knowledge, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s articles of incorporation or by-laws is applicable to the Merger or the other transactions contemplated by this Agreement. The Board of Directors of the Company has taken all action so that Parent and Sub will not be prohibited from entering into a “business combination” (as such term is used in 805 ILCS 5/7.85 and 805 ILCS 5/11.75 of the IBCA) with the Company as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, including the Voting Agreement.

Section 3.22     Transactions with Affiliates. Except as set forth in Section 3.22 of the Company Disclosure Schedule, there are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (a) executive officer or director of the Company or any of its Subsidiaries, (b) record or beneficial owner of five percent (5%) or more of the voting securities of the Company or (c) to the Company’s knowledge, affiliate of any such executive officer, director or record or beneficial owner, on the other hand, except those of a type available to employees of the Company generally.

Section 3.23	Labor Matters.

(a)   Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel any of them to bargain with any labor union or other labor organization nor has there been since January 1, 2002 or is there pending or, to the knowledge of the Company, threatened any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

(b)   Since January 1, 2002, none of the Company nor any of its Subsidiaries has taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of the United States Worker Adjustment and Retraining Notification Act or would otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal Law.

Section 3.24	Products.

(a)   The Company is the sole and exclusive owner of the Products and all constituent parts thereof (excluding Licensed Intellectual Property).

(b)   The current version and all currently supported versions (the “Current Versions”) of the Products perform in all material respects in accordance with the Ancillary Product Materials and applicable Customer Agreement. In all material respects, the Products meet with and satisfy all contractual terms and written warranties provided to the customers who purchased or licensed such Products from the Company, its Subsidiaries or their agents or any of their predecessors. The Current Versions of the Products do not contain any Disabling Devices.

As used in this Agreement, the term “Disabling Devices” means Computer Software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data.

(c)   The source code for each Current Version of the Products will compile into executable object code and such executable object code is capable of performing the functions described in the Ancillary Product Materials. To the Company’s knowledge, the source code, Ancillary Product Materials and other Documentation, to the extent pertaining to each Current Version of the Products are accurate and sufficiently documented to enable a Computer Software developer of reasonable skill and adequate familiarity with, and customary training in connection with, the Products to understand, modify, repair, maintain, compile and otherwise use the Products. The Company or the Subsidiaries have taken commercially reasonable steps to protect the source code for the Current Versions of the Products as Trade Secrets of the Company or the Subsidiaries. Standard back-up copies and working copies of the source code for each Current Version of Computer Software have been made and securely maintained under the sole control of the Company or its Subsidiaries. Section 3.24(c) of the Company Disclosure Schedule sets forth a true and complete list specifying the location of all copies of any source code for the Products (excluding Licensed Intellectual Property) and detailing all source code escrow arrangements or agreements entered into by the Company or its Subsidiaries and all beneficiaries of any such arrangements or agreements.

(d)   The Company has made available to Parent true and complete copies of the Company’s current versions of its standard Customer Agreements.

(e)   Neither the Company nor any of the Subsidiaries has granted to any Person, and to the Company’s knowledge, no Person, other than the Company (including any independent contractors, resellers or original equipment manufacturers who have performed services for the Company or the Subsidiaries), holds any rights in, or licenses to produce, support, maintain, modify, distribute, license, sublicense, sell, use in development or otherwise use, any of the Current Versions of the Products. There are no exclusive arrangements between the Company or any of the Subsidiaries and any other Person to license, sublicense, sell, use or distribute any of the Products. The Company and its Subsidiaries have not licensed any Product in source code form to any Person. Except as set forth on the Section 3.24(e) of the Company Disclosure Schedule, the Products are not, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement or any other agreement obligating the Company or its Subsidiaries to make source code available to any Person or to publish or place in escrow source code.

(f)    No Person has a license to use or the right to acquire a license to use any future version of the Products, except for customer rights to obtain licenses to future versions of the Products pursuant to existing Customer Agreements, and nothing restricts the Company’s or any of the Subsidiaries’ ability to charge its customers for any such new version, other than such Customer Agreements.

(g)   No Customer Agreement or other agreement in force obligates the Company or any of the Subsidiaries to develop or provide any specific improvement, enhancement, change in functionality or other alteration in the performance of the Products other than Customer Agreements that provide for Product support services entered into in the ordinary course of business consistent with past practice.

(h)   To the Company’s knowledge, none of the Products, Ancillary Product Materials, or Documentation related thereto infringes any third party patent or copyright, is confusingly similar to any third party trademark or related right, misappropriates any third party trade secret, or to the Company’s knowledge otherwise violates or provides a cause of action for a third party based on any intellectual property right.

Section 3.25	Performance of Services; Customer Claims.

(a)   To the Company’s knowledge, all installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company or any of its Subsidiaries were performed properly and in conformity with the terms and requirements of all applicable warranties and other contracts in all material respects and with all applicable Laws.

(b)   To the Company’s knowledge, since January 1, 2002 no customer or other person has asserted or, to the knowledge of the Company, threatened to assert any claim against the Company or any of its Subsidiaries, (i) under or based upon any warranty provided on behalf of the Company or any of its Subsidiaries, or (ii) based upon any services performed by the Company or any of its Subsidiaries, other than claims for which the total cost to remedy does not exceed $50,000 with respect to standard maintenance in the ordinary course of business.

Section 3.26     Software Maintenance Contracts. Section 3.26 of the Company Disclosure Schedule contains a true and complete list of all software and hardware maintenance contracts as of the Company Balance Sheet Date (including customer name, begin and end date, original balance and balance as of the Company Balance Sheet Date) for which the Company or any of its Subsidiaries has an obligation to provide services to any of its customers. Except as set forth in Section 3.26 of Company Disclosure Schedule, each such contract: (i) is in full force and effect and no material default or breach exists in respect thereof on the part of any of the parties thereto and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach; (ii) does not extend past 12 months from the date of this Agreement; (iii) does not require that personnel of Company be located onsite at customer’s office, unless additional time and materials charges apply; (iv) has not been cancelled, terminated or otherwise materially altered nor, to the best of the knowledge of the Company, has any customer notified the Company or any of its Subsidiaries of any intention to cancel, terminate or materially alter its relationship with the Company or any of its Subsidiaries and the Company has no reason to believe that there will be any such change as a result of the transactions contemplated by this Agreement; (v) does not have amounts currently owing to any third party in respect of the provision of such maintenance and support services; and (vi) is assignable without the consent of any party thereto in the ordinary course of business by the Company or its Subsidiaries, as applicable, to the Surviving Corporation upon completion of the transaction contemplated herein.

Section 3.27    Accounts Receivable. All accounts receivable reflected on the Company Balance Sheet are valid and enforceable claims, are not subject to any setoffs or counterclaims, and, to the knowledge of the Company, the goods and services sold and delivered which gave rise to such accounts receivable were sold and delivered in conformity with the applicable purchase orders, agreements and specifications. To the knowledge of the Company, the accounts receivable are collectible in the ordinary course of business, net of allowance for doubtful accounts, consistently applied.

Section 3.28    Customer Deposits. Section 3.28 of the Company Disclosure Schedule contains a true and complete list of all customer deposits received by the Company or its Subsidiaries in excess of $30,000 for which, as of August 31, 2005, services or products have not been delivered other than with respect to customer support obligations.

Section 3.29    Prepaid Expenses. Section 3.29 of the Company Disclosure Schedule contains a true and complete list of all prepaid rent, claims, insurance premiums (excluding directors and officers insurance coverage) and any other prepaid expense items and credits, advance payments, security and other deposits made by the Company or any of its Subsidiaries to any other Person relating to the conduct of their respective businesses, in each case as of August 31, 2005.

Section 3.30     Powers of Attorney. There are no powers of attorney executed on behalf of the Company or any of its Subsidiaries.

Section 3.31     Business Practices. To the Company’s knowledge, neither the Company nor any of its Subsidiaries, and no director, officer, agent or employee of the Company or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

Section 3.32     Books and Records. To the Company’s knowledge, the minute books and other similar records of the Company and its Subsidiaries since January 1, 2002 contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the stockholders (or interest holders, as applicable), the boards of directors (and other similar governing bodies) and committees of the boards of directors (and other similar governing bodies) of the Company and its Subsidiaries.

Section 3.33    Disclosure. No representation or warranty contained in this Agreement, and no statement contained in the Company Disclosure Schedule or in any certificate, list or other writing furnished to Parent pursuant to this Agreement, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

Section 3.34   No Further Representations and Warranties. The representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. The Company hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure, if any, to the Parent or Sub or any of their respective officers, directors, employees, agents or representatives of any documentation or other information.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub jointly and severally represent and warrant to the Company as set forth below.

Section 4.1        Organization and Power. Parent is a corporation duly organized and validly existing under the Laws of the State of Delaware, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Sub is duly organized, validly existing and in good standing under the Laws of the State of Illinois. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing individually or in the aggregate has not had and could not reasonably be expected to have a Parent Material Adverse Effect.

As used in this Agreement, the term “Parent Material Adverse Effect” means any material adverse effect on the ability of Parent or Sub to consummate the transactions contemplated hereby.

Section 4.2      Corporate Authorization. Each of Parent and Sub has all necessary power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action, including by resolution of the Board of Directors of Parent and Sub, and by Parent as the sole stockholder of Sub. No vote of any class or series of Parent’s capital stock and no further vote of any capital stock of Sub is necessary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Sub, enforceable against Parent and Sub, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, regardless of whether in a proceeding at equity or at law).

Section 4.3      Governmental Authorization. The execution, delivery and performance by Parent and Sub of this Agreement, and the consummation by Parent and Sub of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority other than: (i) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Illinois and appropriate documents with the relevant authorities of other states in which Sub is qualified to do business; (ii) such consents, approvals, Orders, authorizations, registrations, declarations, filings and notices as may be required under the Securities Act and the Exchange Act in connection with this Agreement and the transactions contemplated by this Agreement; (iii) filings and notices not required to be made or given until after the Effective Time; and (iv) such other consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to impair the ability of Parent or Sub to perform their obligations hereunder, or prevent, impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

Section 4.4        Non Contravention. The execution, delivery and performance by Parent and Sub of this Agreement do not, and the consummation by Parent and Sub of the transactions contemplated hereby will not: (i) contravene or conflict with any provision of each of Parent’s and Sub’s articles of incorporation and by-laws; (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to Parent or Sub; (iii) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or Sub under (A) any provision of any material Contract binding upon Parent or Sub or (B) any material license, franchise, or permit held by Parent or Sub; or (iv) result in the creation or imposition of any Lien on any asset of Parent or Sub, other than, in the case of clauses (ii), (iii) or (iv), any such contraventions, conflicts, violations, defaults, rights of termination, cancellation or acceleration or Liens that individually or in the aggregate would not reasonably be expected to impair the ability of Parent or Sub to perform their obligations hereunder, or prevent, impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

Section 4.5        Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto will contain, at the date the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time of the Shareholders Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.6        Sub. Sub is a newly-formed and indirect wholly-owned Subsidiary of Parent that has engaged in no business activities other than as specifically contemplated by this Agreement.

Section 4.7      Share Ownership. Neither Parent nor Sub nor any of their respective Affiliates own any outstanding shares of Company Common Stock. Without giving effect to the transactions contemplated by the Voting Agreement, neither Parent nor Sub nor any of their respective Affiliates is an “interested shareholder” (as such term is used in 805 ILCS 5/7.85 or 805 ILCS 5/11.75 of the IBCA).

ARTICLE 5

COVENANTS

Section 5.1       Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly provided in this Agreement, (ii) with the prior written consent of Parent, which consent shall not be unreasonably withheld, or (iii) as set forth on Section 5.1 of the Company Disclosure Schedule, from the date hereof until the Effective Time:

(a)   the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and each of the Company and its Subsidiaries shall use commercially reasonable efforts to preserve its business organization intact and maintain its existing relations with material customers, suppliers, employees, officers, creditors, business partners and others having business dealings with the Company and its Subsidiaries;

(b)   the Company shall not, directly or indirectly, split, combine or reclassify the outstanding Company Common Stock, or any outstanding capital stock of any of the Subsidiaries of the Company;

(c)   neither the Company nor any of its Subsidiaries shall: (i) amend or propose to amend its articles of incorporation or by laws or similar organizational documents; (ii) declare, set aside or pay any dividend or make any other distribution with respect to its capital stock other than dividends paid by the Company’s wholly-owned Subsidiaries to the Company or its wholly-owned Subsidiaries; (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to exercises of Company Stock Options or Company Warrants; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets; (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock; or (vi) adopt or implement a shareholder rights plan;

(d)   neither the Company nor any of its Subsidiaries shall: (i) grant any increase in or accelerate the compensation (whether annual base salary or wages or bonus opportunities or amounts) payable or to become payable by the Company or any of its Subsidiaries to any Business Employee; (ii) except to the extent currently required under applicable Law or the terms of the applicable Benefit Plan, adopt or enter into any new, or amend or otherwise increase or terminate, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; or (iii) hire any new officers, executives or employees or terminate the employment of any officers, executives or employees (except for cause), or promote any officers, executives or employees;

(e)   neither the Company nor any of its Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated, or enter into or renew any insurance policies;

(f)   neither the Company nor any of its Subsidiaries shall: (i) incur or assume any debt, except pursuant to letters of credit and other Indebtedness set forth in Section 3.2(c) of the Company Disclosure Schedule; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any Person (other than the Company or one of its wholly-owned Subsidiaries); (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly-owned Subsidiaries of the Company or customary loans or advances to non-officer employees in accordance with past practice); or (iv) make any capital expenditure or commitment therefor in excess of $5,000;

(g)   neither the Company nor any of its Subsidiaries shall change any of the accounting methods, policies, procedures, practices or principles used by it unless required by GAAP, or change its fiscal year;

(h)   neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its Subsidiaries other than the Merger and other than as permitted by Section 5.5 and Section 5.6;

(i)    neither the Company nor any of its Subsidiaries shall merge or consolidate with any other Person (other than as permitted by Section 5.5 and Section 5.6) or acquire assets or capital stock of any Person;

(j)    neither the Company nor any of its Subsidiaries will engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company’s affiliates, including any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of Regulation S K under the Securities Act that would be required to be disclosed under such Item 404 other than such transactions of the same general nature, scope and magnitude as are disclosed in the Company SEC Documents;

(k)   neither the Company nor any of its Subsidiaries shall enter into any joint venture, partnership or other similar arrangement;

(l)    neither the Company nor any of its Subsidiaries shall (i) enter into any Contract that if existing on the date hereof would be a Company Material Contract, other than Contracts with suppliers and customers in the ordinary course of business and consistent with past practice, (ii) terminate, amend, supplement or modify in any material respect any Company Material Contract to which the Company or any of its Subsidiaries is a party, (iii) waive, release, cancel, allow to lapse, convey, encumber or otherwise transfer any material rights or claims under any Company Material Contract, (iv) change incentive policies or payments under any Company Material Contracts existing on the date hereof or entered into after the date hereof, (v) enter into any Contract relating to the disposition of assets and/or capital stock except as permitted by Section 5.5 and except in the ordinary course of business consistent with past practice, or (vi) enter into any Contract with respect to real property, including any lease thereof, or renew any Real Property Lease;

(m) neither the Company nor any of its Subsidiaries shall (i) settle or compromise any material Action, whether administrative, civil or criminal, in law or in equity or any claim under any insurance policy for the benefit of the Company or any of its Subsidiaries or (ii) otherwise pay, discharge, settle or satisfy any claims, liabilities or obligations of any nature other than in the ordinary course of business consistent with past practice or in accordance with their terms;

(n)   neither the Company nor any of its Subsidiaries shall waive or fail to enforce any provision of any confidentiality agreement or standstill or similar agreement to which it is a party;

(o)   neither the Company nor any of its Subsidiaries shall make or change any elections with respect to Taxes, amend any Tax Returns, change any annual Tax accounting period, adopt or change any Tax accounting method, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(p)   neither the Company nor any of its Subsidiaries shall enter into any material line of business other than the line of business in which the Company and its Subsidiaries is currently engaged as of the date of this Agreement;

(q)   take any action to exempt or make not subject to or to otherwise waive or cause to be inapplicable (x) the provisions of 805 ICLS 5/7.85 or 805 ICLS 5/11.75 or (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, in each case to any individual or entity (other than Parent, Sub or their respective subsidiaries), or any action taken thereby, which individual, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

(r)   neither the Company nor any of its Subsidiaries shall fail to take, or cause to be taken, all actions or fail to do, or cause to be done, all things necessary to maintain the registration of the Registered Intellectual Property, including paying all recordation, registration, maintenance and other fees, responding to all office action or other correspondence from the United States Patent and Trademark Office, United States Copyright Office, and all other corresponding governmental offices throughout the world, and paying all fees necessary to maintain any domain name registrations, and, consistent with past practice, to register and record all documents necessary to establish, maintain, transfer or identify the Intellectual Property;

(s)   neither the Company nor any of its Subsidiaries shall amend, modify or change (in any material respect) any of their respective material policies or procedures, including policies and procedures governing the sale (or return) of products or services or the treatment of accounts receivable; and

(t)    neither the Company nor any of its Subsidiaries shall enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

The Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to operate their respective businesses in a manner designed to preserve the current assets of the Company.

Section 5.2        Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent and Sub, reasonable access, during normal business hours to all of its and its Subsidiaries’ offices, personnel, properties, books, contracts, commitments and records (including any Tax Returns or other Tax related information pertaining to the Company and its Subsidiaries) and shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities Laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request, including not denying access to any third party reasonably requested by Parent. Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the existing confidentiality agreement between the Company and Parent, dated July 14, 2004 (the “Confidentiality Agreement”). No investigation pursuant to this Section shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 5.3	Regulatory Matters.

(a)   As soon as practicable after the date of this Agreement, each of Parent and the Company shall make, and shall cause its Subsidiaries to make, all necessary notifications, filings with or applications to any Governmental Authority that has issued a Company Permit with respect to the transactions contemplated by this Agreement.

(b)   Each of the Company and Parent shall, and shall cause its Subsidiaries to, (i) use its commercially reasonable efforts to diligently prosecute all filings made pursuant to Section 5.3(a), and all similar foreign Governmental Authorities for consent to the transactions contemplated herein and to provide all appropriate notifications to foreign Governmental Authorities, (ii) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation or prosecution of any such applications and (iii) keep the other parties promptly apprised of any communications with, and inquiries or requests for information from, such Governmental Authorities with respect to the transactions contemplated hereby.

Section 5.4	Employee Matters.

(a)   For a period of six months following the Effective Time, Parent shall either continue the existing Benefit Plans of the Company listed on Section 3.15(a) of the Company Disclosure Schedule (other than equity or equity based plans) or shall provide, or cause the Surviving Corporation to provide, benefits (excluding, for the avoidance of doubt, any equity or equity-based awards) to then employees of the Company and its Subsidiaries under substitute plans or arrangements (“Parent Benefit Plans”).

(b)   The Company shall take all action to the extent necessary (including amending the Company ESPP) such that no further purchases of Company Common Stock under the Company ESPP will be made, except as accrued through the pay period ending September 30, 2005. The Company ESPP shall be terminated immediately prior to the Effective Time.

(c)   All provisions contained herein with respect to Business Employees, Benefit Plans, and any rights thereunder are included for the sole benefit of Parent and the Company and shall not create any right (i) in any other Person, including, without limitation, any Business Employees or any beneficiary thereof or (ii) to continued employment of any Business Employee with the Surviving Corporation on or after the Effective Date.

Section 5.5	No Solicitation.

(a)   The Company agrees that, during the term of this Agreement, it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries’ or its or their officers, directors, employees, investment bankers, attorneys, accountants, agents or other advisors or representatives (collectively, “Representatives”), directly or indirectly, to:

(i)           solicit, initiate, participate in, otherwise knowingly facilitate (including by way of furnishing information) or encourage the making by any Person (other than the other parties hereto) of any proposal, offer or inquiry (including any proposal from or offer to the Company’s shareholders) that constitutes, or could reasonably be expected to lead to, a proposal for any merger, reorganization, share exchange, tender offer, exchange offer, consolidation, recapitalization, liquidation, dissolution, joint venture or other business combination involving the Company or any of its Subsidiaries, or any purchase or sale of 10% or more of the capital stock or 10% or more of the assets in either case of the Company or any of its Subsidiaries (in each case, a “Competing Transaction”);

(ii)          participate in any discussions or negotiations regarding, or furnish or disclose to any Person any information with respect to or in furtherance of, or take any other action to facilitate any inquiries with respect to a Competing Transaction or a proposal, inquiry or offer that could reasonably lead to a Competing Transaction; or

(iii)         execute or enter into any agreement, understanding or arrangement with respect to any Competing Transaction, or publicly propose to accept or enter into, any letter of intent, agreement in principle, merger agreement or other Contract relating to a Competing Transaction, or approve or recommend or propose to approve or recommend any Competing Transaction or any agreement, understanding or arrangement relating to any Competing Transaction (or resolve or authorize or propose to agree to do any of the foregoing actions);

provided, however, that the Company and its Representatives are expressly permitted to refer any such Person to this Agreement and other publicly available information; and, provided, further, that notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Closing:

(b)   (i)  the Company may furnish information to and enter discussions and negotiations with any Person, but only if (A) such Person has delivered an unsolicited bona fide written proposal for a Competing Transaction that, in the good faith judgment of the Company’s Board of Directors (or any authorized committee thereof), after consultation with its financial advisors, is a Superior Proposal or is reasonably likely to result in a Superior Proposal and (B) the Board of Directors of the Company (or any authorized committee thereof), determines in good faith after consultation with outside counsel, that failing to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, further, that (1) prior to the Company furnishing any confidential information to or entering into discussions with such Person, such Person shall have entered into a confidentiality agreement with the Company in substance substantially similar to the Confidentiality Agreement (except that such confidentiality agreement with such Person shall also contain customary standstill provisions) and (2) the Company shall promptly (but in any event within 48 hours) notify Parent in writing of any such written inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated with, the Company or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any inquiries, proposals or offers, including the identity of such Person, and shall keep Parent promptly and fully informed as to the status thereof and of any modifications to such inquiries, proposals or offers;

(ii)          the Company may enter into any agreement or arrangement (other than confidentiality (and standstill) agreements, which may be entered into if the conditions of clause (b)(i) above have been met) regarding any Superior Proposal, or the Company’s Board of Directors (or any authorized committee thereof) may approve or recommend to its shareholders (or resolve to do so), or publicly propose to approve or recommend to its shareholders a Superior Proposal or make a Non-Recommendation Determination, but only if prior to taking such action (A) the Company has complied with its obligations under Section 5.5(b)(i), (B) the Company has provided written notice to Parent (which shall be accompanied by a copy of the agreement or other arrangement proposed to be entered into with the person making the Superior Proposal) advising Parent that the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and Parent does not, within five (5) business days after Parent’s receipt of such notice, make an offer that is in the good faith judgment of the Company’s Board of Directors, after consultation with outside counsel and financial advisors, at least as favorable to the Company’s stockholders as such Superior Proposal; and (C) the Company contemporaneously (x) terminates this Agreement in accordance with Section 7.1(c)(ii) and (y) pays the Company Termination Fee pursuant to Section 7.3(b)(iii).

(c)   Nothing contained in this Agreement shall limit the Company’s ability to comply with Rules 14d-9 and 14e-2 of the Exchange Act with regard to a Competing Transaction structured as a tender or exchange offer or to make any disclosure that the Company’s Board of Directors (or any authorized committee thereof) determines in good faith after consultation with outside counsel is required by applicable Law. Any action taken by the Company or the Company’s Board of Directors in accordance with this Section 5.5(c) shall be deemed not to be a modification of the Company Recommendation or a recommendation of the Competing Transaction over this Agreement or a violation of Section 5.5(a). Neither the Company nor the Company’s Board of Directors (nor any committee thereof) shall (A) recommend that the shareholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer (or otherwise approve or recommend any Competing Transaction) or (B) withdraw or modify the Company Recommendation, unless in each case the requirements of this Section 5.5 shall have been satisfied, including Section 5.5(b)(ii).

(d)   As used in this Agreement, “Superior Proposal” means a bona fide, written proposal by a third-party for a Competing Transaction not solicited in violation of this Section 5.5 that is on terms that the Company’s Board of Directors (or any authorized committee thereof) determines in good faith, after consultation with outside counsel and financial advisors, would, if consummated, result in a transaction that would be more favorable to the shareholders of the Company from a financial point of view (taking into account the identity of the offer, the likelihood that the transaction will be consummated and applicable legal, financial and regulatory aspects of the proposal, including the terms of any financing) than the transactions contemplated by this Agreement; provided, however, that to be a Superior Proposal, a Competing Transaction must at a minimum result in a third-party (or the shareholders of such third-party) acquiring, directly or indirectly, Shares representing 80% of the economic and voting power of the Company Common Stock (or the economic and voting power of the capital stock of the surviving or ultimate parent entity in such transaction) or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole.

(e)   The Company will, and will cause its Subsidiaries and Representatives to, cease immediately all discussions or negotiations with any Person with respect to any Competing Transaction existing on the date hereof and shall request that all confidential information previously furnished to any such third-parties be returned promptly.

(f)    In addition to the notification requirements described above in Section 5.5(b)(ii), the Company shall promptly (but in any event within 48 hours) advise Parent orally and in writing of any request for information or of any Competing Transaction, the material terms and conditions of such request or Competing Transaction and the identity of the person making such request or Competing Transaction. The Company will promptly (but in any event within 48 hours) inform Parent of any material change in the details (including amendments or proposed amendments) of any such request or Competing Transaction. The Company will promptly provide Parent with any documents received from any such person and promptly provide Parent such information as it may reasonably request.

Section 5.6	Shareholders Meeting.

(a)   Company’s Obligations Relating to the Shareholder Approval Process. Subject to the provisions of Sections 5.5 and 7.1, the Company shall:

(i)           take all action, in accordance with the U.S. federal securities Laws, the IBCA, all other applicable Law and the Company Charter Documents, necessary to duly call, give notice of, hold and convene a special meeting of its shareholders as soon as practicable after the date of this Agreement to consider and vote on the approval of this Agreement and the Merger (the “Shareholders Meeting”); and

(ii)          subject to Section 5.6(b), include in the Proxy Statement the recommendation of its Board of Directors that the shareholders of the Company vote in favor of the approval of this Agreement and the Merger (the “Company Recommendation”).

(b)   Non-Recommendation Determination. If the Company’s Board of Directors (or any authorized committee thereof) shall have determined in connection with a Superior Proposal, in good faith and after consultation with outside counsel, that either (i) prior to the mailing of the Proxy Statement, it cannot or will not be able to make the Company Recommendation, or (ii) after having made the Company Recommendation, it is required to withdraw, revoke or modify such recommendation in any manner adverse to Parent (a “Non-Recommendation Determination”), the Company shall (A) promptly provide written notice thereof to Parent and (B) be permitted to make a Non-Recommendation Determination; provided, however, that the Company’s Board of Directors (or any authorized committee thereof) may make a Non-Recommendation Determination only if the Company shall have complied in all material respects with the applicable provisions of Section 5.5 with respect to such Superior Proposal, if any, including payment of the Termination Fee.

Section 5.7      Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable Laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Sub shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

Section 5.8       Publicity. So long as this Agreement is in effect, neither the Company nor Parent nor their affiliates shall issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other party, except as may be required by Law or by obligations pursuant to any listing agreement with a national securities exchange or the Nasdaq National Market, and in such case shall use all reasonable efforts to consult with the other party prior to such release or announcement being issued.

Section 5.9	Directors’ and Officers’ Insurance and Indemnification.

(a)   Parent agrees that at all times after the Effective Time, it shall indemnify each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or of any of the Company’s Subsidiaries or person entitled to indemnification (individually an “Indemnified Party” and collectively the “Indemnified Parties”), to the same extent and in the same manner as is now permitted under Law or provided in the respective charters or by laws of the Company and such Subsidiaries, or in any written indemnification agreement between the Company and an Indemnified Party or otherwise in effect on the date hereof, with respect to any claim, liability, loss, damage, judgment, fine, cost or expense, including reasonable attorneys’ fees and disbursements (whenever asserted or claimed) (“Indemnified Liability”) based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time, including those related to this Agreement and the transactions contemplated hereby. The Indemnified Parties shall be entitled to advancement of expenses to the fullest extent permitted by applicable Law. Parent shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years after consummation of the Merger the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries on the date hereof; provided, however, that if the total cost of such “tail” insurance policies are not available at a cost not greater than $900,000 (the “Insurance Cap”), Parent shall cause to be obtained as much comparable insurance for as long a period (not to exceed six (6) years from the Effective Time) as is available for a cost not to exceed the Insurance Cap.

(b)   Promptly after receipt by an Indemnified Party of notice of the assertion (an “Assertion”) of any claim or the commencement of any action against him or her in respect to which indemnity or reimbursement may be sought against Parent, the Company, the Surviving Corporation or a Subsidiary of the Company or the Surviving Corporation (“Indemnitors”) hereunder, such Indemnified Party shall notify any Indemnitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Party hereunder except where such failure shall have materially prejudiced Indemnitor in defending against such Assertion. No Indemnified Party shall settle any Assertion without the prior written consent of Parent, which consent shall not be unreasonably withheld; provided, however, that if Parent withholds such consent, then Parent shall provide the Indemnified Party reasonable assurances that it shall honor the indemnification provisions of this Section 5.9.

(c)   The covenants contained in this Section 5.9 are intended to be in addition to the rights otherwise available to an Indemnified Party and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(d)   In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.9.

Section 5.10	Proxy Statement; Information.

(a)   Proxy Statement. As promptly as reasonably practicable following the date hereof, the Company shall prepare and shall file with the SEC a preliminary Proxy Statement, together with a form of proxy, with respect to the Shareholders Meeting at which the shareholders of the Company will be asked to vote upon and approve this Agreement and the Merger and shall use its reasonable best efforts to have the Proxy Statement and form of proxy cleared by the SEC and shall cause the proxy statement to be mailed to the Company’s shareholders as promptly as practicable after the date of this Agreement. The term “Proxy Statement” shall mean such proxy or information statement and all amendments or supplements thereto, if any, similarly filed and mailed. Parent will provide the Company with any information that may be reasonably requested in order to effectuate the preparation and filing of the Proxy Statement pursuant to this Section 5.10. The Company will provide Parent and its counsel with a reasonable opportunity to review the Proxy Statement prior to its filing and shall include in such document or response all comments reasonably proposed by Parent. The Company will respond to, and provide Parent and its counsel with a reasonable opportunity to participate in the Company’s response to, any comments from the SEC and will notify Parent promptly upon the receipt of any comments from the SEC in connection with the filing of, or amendments or supplements to, the Proxy Statement and shall provide Parent with all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement.

(b)   Information. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC and/or mailing to the shareholders of the Company such amendment or supplement. Each of Parent and the Company shall cooperate and the Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC and shall include in such document or response all comments reasonably proposed by Parent; and will provide Parent with a copy of all such filings made with the SEC. The Company, Parent and Sub each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect.

Section 5.11   Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes, including interest, penalties and additions to such Taxes (collectively “Transfer Taxes”) incurred in connection with the Merger and transaction contemplated hereby shall be paid by either the Surviving Corporation or Sub. The Company shall cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to the Transfer Taxes.

Section 5.12    Company Warrants. The Company shall use commercially reasonable efforts to obtain from each holder of Company Warrants an agreement to cancel and terminate of such holder’s Company Warrants, as well as any registration rights held by such holder, concurrently with the Closing.

Section 5.13     Notice Obligations. From time to time prior to the Effective Time, the Company shall notify Parent in writing with respect to any matter hereafter arising or any information obtained after the date hereof that, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or that is necessary to complete or correct any information in such schedule or in any representation and warranty of the Company that has been rendered inaccurate thereby or that would cause a condition to the closing hereof not to be satisfied. The Company shall promptly inform Parent of any claim by a third party that a Company Material Contract has been breached, is in default, may not be renewed or that a consent would be required as a result of the transactions contemplated by this Agreement. For purposes of determining the satisfaction of the conditions to the consummation of the transactions contemplated hereby, no such supplement, amendment or information shall be considered. The Company will consult with Parent a reasonable time prior to making publicly available its financial results or filing any document with the SEC.

Section 5.14     Certain Litigation. The Company shall give Parent a reasonable opportunity to consult in the defense of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement. In addition, the Company shall not voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Merger, this Agreement, the Voting Agreement or the transactions contemplated hereby or thereby and shall cooperate with Parent and Subsidiary to resist any such effort to restrain or prohibit or otherwise oppose the Merger, this Agreement, the Voting Agreement or the transactions contemplated hereby or thereby.

Section 5.15     Asset Purchase. Subject to the satisfaction (or waiver) of all the conditions contained in Article 6, immediately prior to the Closing the Company shall (and if applicable shall cause its Subsidiaries to) sell, assign, transfer, convey and deliver to Enghouse Systems Limited, an Ontario corporation (“Enghouse”), free and clear of all Liens, and Enghouse will purchase, acquire and accept from the Company (and if applicable its Subsidiaries), the assets set forth in Section 5.15 of the Company Disclosure Schedule (the

“Purchased Assets”). The purchase price for the Purchased Assets shall be an amount equal to the negotiated fair market value of the Purchased Assets to be determined in good faith prior to the Closing Date, and shall be paid via a note payable by Enghouse to the Company.

Section 5.16     Fee. The Company acknowledges and agrees that a work fee of $150,000 is due and payable by it to Enghouse. This work fee shall be paid by the Company to Enghouse, in cash, no later than November 10, 2005.

ARTICLE 6

CONDITIONS

Section 6.1        Conditions to the Obligations of Each Party. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction of the following conditions:

(a)   this Agreement and the Merger shall have been approved by the shareholders of the Company in accordance with the IBCA; and

(b)   no court, arbitrator or governmental body, agency or official shall have issued any Order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the Merger.

Section 6.2      Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

(a)   Each of the representations and warranties made by the Company in this Agreement that is qualified by reference to materiality or Company Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by the Company in this Agreement shall be true and correct in all material respects (other than those contained in Sections 3.2(a) and 3.9, which shall be true and correct), in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time);

(b)   the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing Date;

(c)   since the date of this Agreement, no event, change, circumstance or effect shall have occurred that has had, or reasonably would be expected to have, a Company Material Adverse Effect;

(d)   the Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Sections 6.2(a), (b) and (c) have been satisfied;

(e)   any filing or consent with any Governmental Authority the absence of which would reasonably be expected to have a Company Material Adverse Effect shall have been obtained;

(f)    the ratio (expressed as a percentage) equal to the aggregate number of Shares held by Persons who have perfected their dissenters’ rights pursuant to the IBCA divided by the aggregate number of Shares issued and outstanding immediately prior to the Closing shall not be greater than 3%;

(g)   the Company shall have delivered to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent in advance of the Closing, all directors of each subsidiary of the Company, in each case, effective at the Effective Time;

(h)   there shall not then be pending or threatened any litigation which in the reasonable opinion of Parent could be expected to result in a Company Material Adverse Effect, except for litigation related to the Company Recommendation;

(i)    the Company shall have provided Parent with a certificate stating that the Company is not and has not been a United States real property holding corporation under Treasury Regulations Section 1.897-2(h); and

(j)    Parent shall have determined (in its sole judgment) that there is no financial value after the Closing with respect to the Company Warrants set forth in Section 6.2(j) of the Company Disclosure Schedule, or the Company shall have delivered to Parent a waiver (in form and substance reasonably satisfactory to Parent in its sole discretion) from each holder of the Company Warrants set forth in Section 6.2(j) of the Company Disclosure Schedule in which such holder waives all of its rights with respect to the Company Warrants to which such holder would otherwise be entitled, and releases the Company and any of its Subsidiaries with respect thereto.

The rights of Parent pursuant to this Section 6.2 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) by Parent at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy of any representation or warranty of the Company.

Section 6.3        Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a)   the representations and warranties of Parent and Sub shall be true and accurate as of the date of this Agreement and the Closing Date as if made at and as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), would not individually or in the aggregate reasonably be expected to result in a Parent Material Adverse Effect;

(b)   each of Parent and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Closing Date; and

(c)   Parent shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by its Chief Executive Officer or an Executive Vice President to the effect that the conditions set forth in Section 6.3(a) and (b) have been satisfied.

ARTICLE 7

TERMINATION

Section 7.1        Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, and except as provided below, whether before or after any approval of this Agreement and the Merger by the shareholders of the Company:

(a)   by mutual written consent duly authorized by the respective Boards of Directors of the Company and Parent;

(b)	by either the Company or Parent if:

(i)           the Merger has not been consummated by March 31, 2006 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the principal cause of or resulted in the failure of the Closing to occur on or before the Outside Date;

(ii)          any permanent injunction or other similar order of a court of competent jurisdiction or other competent Governmental Authority has been issued enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and has become final and non appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to comply with Section 5.7 has caused or resulted in such action, or

(iii)        the Company Requisite Vote shall not have been obtained at the Shareholders Meeting; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to the Company if the Company is in breach of its obligations under Section 5.6; or

(c)	by the Company if:

(i)           a breach by Parent or Sub of any representation, warranty, covenant or agreement contained in this Agreement shall have occurred, which breach, in the aggregate with all other such breaches, if any, would give rise, to a failure of the conditions set forth in Section 6.3(a) or (b) hereof and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured by the Outside Date; or

(ii)          upon (A) a Non-Recommendation Determination or (B) the Board of Directors (or any authorized committee thereof) shall approve or recommend (or resolve to do so) a Superior Proposal, in each case after having complied with the requirements of Section 5.5; or

(d)	by Parent:

(i)           if a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement shall have occurred, which breach, in the aggregate with all other such breaches, if any, would give rise to a failure of the conditions set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c) hereof and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured by the Outside Date; or

(ii)          upon (A) a Non-Recommendation Determination, (B) if the Company’s Board of Directors (or any authorized committee thereof) shall approve or recommend (or resolve to do so) a Superior Proposal, (C) if the Company shall have breached its obligations under Section 5.5 or 5.6; or

(iii)	the condition set forth in Section 6.2(f) not is met.
Section 7.2	Notice of Termination; Effect of Termination.

(a)   Notice of Termination. The party hereto desiring to terminate this Agreement pursuant to Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.4, specifying the provision hereof pursuant to which such termination is effected.

(b)   Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (i) the agreements contained in this Section 7.2, Section 7.3, Article VIII and in the Confidentiality Agreement shall survive the termination hereof and (ii) except as provided in the last sentence of Section 7.3(c), no such termination shall relieve any party of any liability or damages resulting from any breach by that party of this Agreement prior to such termination.

Section 7.3	Expenses; Termination Fees.

(a)   Expenses. Except as otherwise specified in this Section 7.3 or agreed in writing by the parties, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees, cost or expense whether or not the Merger is consummated. If the Company or Parent terminate this Agreement pursuant to Section 7.1(b)(iii) [no vote], or by Parent pursuant to Section 7.1(d)(ii) [change in recommendation, etc.], then in addition to any obligation it may have under Section 7.3(b), the Company shall promptly reimburse Parent for all of its out-of-pocket fees and expenses reasonably and actually incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of any outside advisors (including reasonable attorney fees).

(b)	Termination Fee. If this Agreement is terminated:

(i)           by Parent or the Company pursuant to Section 7.1(b)(i) [outside date] or 7.1(b)(iii) [no vote], and (A) at or prior to such time a Competing Transaction involving the Company shall have been commenced or publicly disclosed and not abandoned, and (B) within twelve (12) months of any such termination, the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of a Competing Transaction or consummates a transaction that would constitute a Competing Transaction, then the Company shall pay to Parent, in cash by wire transfer in immediately available funds to an account designated by Parent, on the same day as the execution of a definitive agreement, letter of intent or agreement in principle or consummation as applicable with respect to the Competing Transaction, a termination fee and expense reimbursement in an aggregate amount equal to $2 million (the “Company Termination Fee”);

(ii)          by Parent pursuant to Section 7.1(d)(i) [Company breach] or Section 7.1(d)(ii) [change of recommendation, etc.], and within twelve (12) months of any such termination the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of a Competing Transaction or consummates a transaction that would constitute a Competing Transaction, then the Company shall pay to Parent the Company Termination Fee, in cash by wire transfer in immediately available funds to an account designated by Parent, on the same day as the execution of a definitive agreement, letter of intent or agreement in principle or consummation as applicable with respect to the Competing Transaction; provided, however, that if Parent terminates this Agreement pursuant to Section 7.1(d)(i) [Company breach], then the Company Termination Fee shall be $500,000; or

(iii)         by the Company pursuant to Section 7.1(c)(ii) [change of recommendation, etc.], then at the time of such termination the Company shall pay to Parent the Company Termination Fee in cash by wire transfer in immediately available funds to an account designated by Parent.

(c)   Remedies. Parent, Sub and the Company agree that the provisions contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement as set forth in Section 7.3(b) of this Agreement are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 7.3(b) hereof are reasonable forecasts of the actual damages which may be incurred by the parties under such circumstances. The amounts payable pursuant to Section 7.3(b) hereof constitute liquidated damages and not a penalty and shall be the sole and exclusive remedy in the event a Company Termination Fee is paid in connection with a termination of this Agreement on the bases specified in Section 7.3 hereof.

ARTICLE 8

MISCELLANEOUS

Section 8.1        Definitions. The following terms are defined in the section of this Agreement set forth after each such term below:

Actions	Section 3.12(d)
Agreement	Preamble
Ancillary Product
Materials	Section 3.12(e)
Articles of Merger	Section 1.3
Assertion	Section 5.9(b)
Benefit Plans	Section 3.15(a)
Broadview	Section 3.19
Business Employees	Section 3.15(a)
Certificates	Section 2.4(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.5
Company	Preamble
Company Balance Sheet	Section 3.7(a)
Company Balance Sheet
Date	Section 3.7(a)
Company Charter
Documents	Section 3.1(c)
Company Common Stock	First Recital
Company Disclosure
Schedule	Section 3.1(b)
Company ESPP	Section 3.2(a)(i)
Company Financials	Section 3.7(a)
Company Material Adverse
Effect	Section 3.1(a)
Company Material
Contract	Section 3.18(a)
Company Permits	Section 3.16(b)
Company
Recommendation	Section 5.6(a)(ii)
Company Requisite Vote	Section 3.3(a)
Company SEC Documents	Section 3.6
Company Securities	Section 3.2(a)(iii)
Company Stock Options	Section 2.2(a)
Company Stock Plan	Section 2.2(a)
Company Subsidiary
Securities	Section 3.2(b)
Company Termination
Fee	Section 7.3(b)(i)
Company Warrants	Section 3.2(a)(i)
Competing Transaction	Section 5.5(a)(i)
Computer Software	Section 3.12(a)
Confidentiality Agreement	Section 5.2
Contract	Section 3.2(c)
Copyrights	Section 3.12(a)
Current Versions	Section 3.24(b)
Customer Agreement	Section 3.12(e)
Disabling Devices	Section 3.24(b)
Dissenting Shares	Section 2.3
Documentation	Section 3.12(e)
Effective Time	Section 1.3
Enghouse	Section 5.15
Environmental Laws	Section 3.17
Environmental Liabilities	Section 3.17
ERISA	Section 3.15(a)
ERISA Affiliate	Section 3.15(a)
Exchange Act	Section 2.4(b)
Foreign Benefit Plan	Section 3.15(k)
GAAP	Section 3.7(a)
Governmental Authority	Section 3.4
Hazardous Substances	Section 3.17
IBCA	Fourth Recital
Indebtedness	Section 3.2(c)
Indemnified Liability	Section 5.9(a)
Indemnified Parties	Section 5.9(a)
Indemnified Party	Section 5.9(a)
Indemnitors	Section 5.9(b)
Insurance Cap	Section 5.9(a)
Intellectual Property	Section 3.12(a)
Knowledge/knowledge	Section 3.11(b)
Law	Section 3.5
Licensed Intellectual
Property	Section 3.12(a)

Licensed Intellectual Property
Agreement	Section 3.12(e)
Liens	Section 3.2(b)
Merger	Section 1.1
Merger Consideration	Section 2.1(a)
Non-Recommendation
Determination.	Section 5.6(b)
Order	Section 3.5
Owned Intellectual
Property	Section 3.12(a)
Outside Date	Section 7.1(b)(i)
Parent	Preamble
Parent Benefit Plans	Section 5.4(a)
Parent Material Adverse
Effect	Section 4.1
Patents	Section 3.12(a)
Paying Agent	Section 2.4(a)
PBGC	Section 3.15(b)
Person	Section 2.4(b)
Personal Property	Section 3.11(c)
Preferred Stock	Section 3.2(a)(i)
Prepaid Expenses	Section 3.29
Proxy Statement	Section 5.10(a)
Products	Section 3.12(e)
Purchased Assets	Section 5.15
Real Property Leases	Section 3.11(b)
Registered	Section 3.12(a)
Representatives	Section 5.5(a)
SEC	Section 2.4(a)
Securities Act	Section 3.6
Severance Arrangements	Section 3.15(e)
Shareholder	Third Recital
Shareholders Meeting	Section 5.6(a)(i)
Shares	First Recital
Sub	Preamble
Subsidiary	Section 3.1(b)
Subsidiary Charter
Documents	Section 3.1(c)
Superior Proposal	Section 5.5(d)
Surviving Corporation	Section 1.1
Tax Return	Section 3.14(a)
Taxes	Section 3.14(a)
Taxing Authority	Section 3.14(a)
Trademarks	Section 3.12(a)
Trade Secrets	Section 3.12(a)
Transfer Taxes	Section 5.11
Voting Agreement	Third Recital

Section 8.2       Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, pursuant to action taken by their respective Boards of Directors, at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement and the Merger by the shareholders of the Company, no such amendment, modification or supplement shall be made which by law requires further approval by such shareholders without such further approval.

Section 8.3       Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 8.4        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Sub, to:

Syntellect Inc.

c/o Enghouse Systems Limited

80 Tiverton Court, Suite 800

Markham (Toronto), Ontario L3R OG4

Canada

Attention: Neil Shafran

Telephone No.: (905) 946-3262

Telecopy No.: (905) 946-1149

with a copy to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: Brian Hoffmann

Telephone No.: (212) 878-8490

Telecopy No.: (212) 878-8375

(b)	if to the Company, to:

Apropos Technology, Inc.

One Tower Lane, 28th Floor

Oakbrook Terrace, IL 60181

USA

Attention: Frank Leonard

Telephone No.: (630) 472-9600

Telecopy No.: (630) 472-9745

with a copy to:

McDermott Will & Emery LLP

227 West Monroe Street

Chicago, Illinois 60606-5096

Attention: Robert A. Schreck, Jr.

Telephone: (312) 984-7582

Fax: (312) 984-7700

Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other party to this Agreement notice in the manner set forth above.

Section 8.5       Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be the date first referenced above. As used in this Agreement, the term “affiliate(s)” shall have the meaning set forth in Rule 12b 2 of the Exchange Act. For purposes of this Agreement, words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. As used in this Agreement, the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified herein. Unless specified herein, all references to any period of days shall be deemed to be the relevant number of calendar days. As used in this Agreement, the terms “dollars” or “$” means United States dollars. As used in this Agreement, the term “cash” means dollars in immediately available funds. The parties have jointly participated in the negotiating and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

Section 8.6       Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 8.7     Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the schedules and exhibits hereto and the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) except with respect to the Indemnified Parties in Section 5.9 and Enghouse’s rights under Section 5.15 with respect to the Purchased Assets, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.8        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 8.9       Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity. It is further agreed that the Company may enforce this Agreement and seek damages for and on behalf of its Shareholders.

Section 8.10  GOVERNING LAW. THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATED TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF ILLINOIS.

Section 8.11    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly-owned Subsidiary of Parent; provided, however, that no such assignment shall relieve Parent from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.12     Consent to Jurisdiction; Waiver of Jury Trial. (a)  Each of the parties hereto:

(i)           consents to submit itself to the personal jurisdiction of (A) the United States District Court for the Northern District of Illinois in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (B) the courts of the State of Illinois;

(ii)          agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

(iii)         agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts;

(iv)         agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 8.4 or at such other address of which a party shall have been notified pursuant thereto; provided that in addition, a copy of such service is delivered in accordance with the provisions of Section 8.4 of this Agreement;

(v)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction; and

(vi)	agrees to appoint an agent for service of process in Illinois.

(b)   EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

* * * * *

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SYNTELLECT INC.

By:

Name:

Title:

AMELIA ACQUISITION CORPORATION

By:

Name:

Title:

APROPOS TECHNOLOGY, INC.

By:

Name:

Title: